SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    November 8, 2012

PHARMOS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

99 Wood Avenue South, Suite 302, Iselin, NJ	08830
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 8, 2012, Colin Neill, the President of the Company, had a discussion with Lloyd Miller, the Company’s largest creditor and holder of the $1 million principal convertible debenture of the Company, which became due and payable on November 1, 2012.  Mr. Neill confirmed to Mr. Miller that the Company is unable to repay the debenture and hence is in default.

In order to conserve remaining cash, the Company agreed with Mr. Miller that it will cease all payroll expenditures with the November 15, 2012 payroll.  As a result, Mr. Neill and the Company’s other employee will cease their full time employment with the Company, but may be available to assist the Company on a part time consulting basis if requested by Mr. Miller.  As previously reported on October 17, 2012, Mr. Neill has been taking steps to permanently shut down the Company’s business in accordance with instructions from the Company’s Board of Directors.  Following November 15, 2012, final shut down tasks will be undertaken by Mr. Eric W. Fangmann, who is a representative of Mr. Miller.

In addition to the outstanding $1 million principal amount of the debenture, the Company has outstanding severance obligations of $375,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of November, 2012.

PHARMOS CORPORATION

By:        /s/ S. Colin Neill
Name:  S. Colin Neill
Title:  President and Chief Financial Officer